Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
First Mercury Financial Corporation
Southfield, Michigan
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-138153 and No. 333-138154) of First Mercury Financial Corporation of our report dated March 14, 2007, relating to the consolidated financial statements and financial statement schedules included in this Form 10-K.
BDO Seidman, LLP
Troy, Michigan
March 14, 2007